Exhibit 99.1

PRESS RELEASE

TICKETS.COM ANNOUNCES INTENTION TO
RESTATE 2001 FINANCIAL STATEMENTS

Costa Mesa, California, November 12, 2003 — Tickets.com, Inc. today announced that it intends to restate its consolidated financial statements for the fiscal year ended December 31, 2001, as well as its quarterly financial statements for 2002. The Company’s independent auditor for fiscal 2001 and prior periods, Arthur Andersen LLP, has ceased operations; accordingly, a restatement of the consolidated financial statements will require a re-audit. During the course of the restatement, the Company may identify areas requiring further changes in its 2001 or prior period financial statements. For these reasons, the Company will not file its Form 10-Q for the quarter ended September 30, 2003 until the restatement is complete.

The restatement is not expected to have any impact on the Company’s business operations or affect the Company’s current cash position. The Company continues to execute its business plan by serving its customers and clients, signing new ticketing contracts, developing new products and improving the effectiveness of its operations.

About Tickets.com

Tickets.com, a global live event ticketing solutions provider, is a leading choice among operators of arts, entertainment, and sports venues. Under the ProVenue™ Ticketing Solutions brand, venues have five product sets to choose from, including ProVenueElite™, ProVenueMax™, ProVenuePlus™, ProVenueServices™ and ProVenueOnline™. The B2B website, www.tickets.com/provenue , incorporates the most flexible ticketing choices in the industry. The company facilitates the sale of tickets by enabling venues to sell tickets and manage ticket operations through a variety of distribution channels. Tickets.com develops private label branded ticketing services for organizations with e-commerce distribution platforms. The company also provides sales for client’s ticket inventory through its consumer website at www.tickets.com. Tickets.com’s automated ticketing solutions are used by thousands of entertainment organizations such as leading performing arts centers, professional sports organizations and various stadiums and arenas in the U.S., Canada, Europe, Australia, Latin America, and Asia. Tickets.com is a preferred ticketing partner of MLB.com, and was the official ticketing supplier to the 2002 Olympic Winter Games.

Safe Harbor Statement

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the Company’s expectations regarding the results of the restatement of prior periods and management’s continuing execution of its business plan. These statements may be identified by their use of words, such as “expected,” “may,” “will,” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity and future operating or financial performance. Factors that could affect the Company’s forward-looking statements include, among other things: a determination that periods prior to 2001 are required to be restated; negative reactions by our customers or vendors to the restatement or the delay in providing financial information caused by the restatement; and any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or its financial statements.

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